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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                              DELTEK SYSTEMS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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                                                   Filed by Deltek Systems, Inc.
                                                       Pursuant to Rule 14a-6(b)
                                          of the Securities Exchange Act of 1934
                                           Subject Company: Deltek Systems, Inc.
                                                  Commission File No.: 000-22001

     On May 29, 2002, Deltek Systems, Inc. issued the following press release:

DELTEK ANNOUNCES AGREEMENT TO RESOLVE SHAREHOLDER LAWSUIT; SPECIAL MEETING OF SHAREHOLDERS TO BE HELD AS SCHEDULED ON MAY 31

     MCLEAN, VA - MAY 29, 2002 - DELTEK(R) SYSTEMS, INC. (NASDAQ:DLTK). Deltek today announced that it has reached an agreement to settle the lawsuit brought by Carl Brown, a shareholder of Deltek Systems, Inc., against Deltek and the six members of its Board of Directors, regarding the company's acceptance of an offer to take Deltek private. Accordingly, the special meeting of shareholders to vote on the going private transaction will be held as scheduled on May 31, 2002.

     As previously announced, in early May 2002, a pleading identified as a "class action complaint" was filed in the District Court for the Second Judicial District in Ramsey County, Minnesota by Carl Brown, a shareholder of Deltek Systems, Inc., against Deltek and the six members of its Board of Directors. The complaint asserted that, in connection with proposed going private transaction that will be voted on at the May 31, 2002 special meeting of Deltek's shareholders, the directors breached their fiduciary duty and duty of disclosure to Deltek shareholders. These allegations were discussed in a press release issued by Deltek on May 14, 2002, in Amendment No. 3 to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the going private transaction, and in Deltek's Quarterly Report on Form 10-Q filed with the SEC on May 15, 2002.

     Shortly after filing the complaint, the plaintiff filed a motion for preliminary injunction asking that the special meeting of Deltek shareholders and the going private transaction be enjoined. On May 13, 2002, the defendants removed the action to the United States District Court for the District of Minnesota, and thereafter filed a motion to dismiss or, in the alternative, to transfer venue to the United States District Court for the Eastern District of Virginia. The defendants also requested an expedited hearing on that motion. On May 14, 2002, the plaintiff filed a motion to remand the case to the Minnesota state court. The defendants filed their opposition to that motion on May 17, 2002.

     During the course of the litigation proceedings summarized above, counsel for plaintiff and the defendants began to engage in discussions concerning possible settlement of the litigation. Those discussions culminated when counsel for the plaintiff and the defendants executed late on May 28, 2002 a memorandum of understanding setting forth the agreement in principal that had been reached between the parties. Under the terms of the memorandum of understanding, the parties will, as soon as possible, enter into a stipulation of settlement that will be presented to the state court for Minnesota and which will provide, among other things, for certification of a class of Deltek shareholders, for entry of a judgment dismissing the litigation with prejudice, a release and settlement of all claims against the defendants, that defendants expressly deny that they committed or threatened to commit any violations of law or breaches of duty and that the defendants are entering into the settlement in order to eliminate the burden and expense of further litigation and to facilitate consummation of the going private transaction, which is in the best interests of plaintiff and the class.

     The final settlement of the litigation is subject to, among other things, execution of a formal stipulation of settlement, notice to members of the class and court approval of the settlement. Upon final approval of the settlement and the dismissal of the lawsuit, defendants have agreed, subject to certain conditions, to pay certain of plaintiff's attorneys' fees and costs.

     The special meeting of Deltek's shareholders, at which the going private transaction will be voted upon, will be held as scheduled on Friday, May 31, 2002, at the Hyatt Dulles, 2300 Dulles Corner Blvd., Herndon, Virginia at 10:00 a.m.

ABOUT DELTEK(R) SYSTEMS, INC.

Deltek Systems, Inc. (NASDAQ:DLTK) is the leading provider of business software, solutions and consulting to more than 7,500 professional services firms and project-based companies worldwide. Deltek's solutions encompass client relationship management and proposal automation; employee time and expense; project and resource planning, budgeting and control; accounting and billing; procurement and materials management; human resources management; and e-Business. Integrated services include premium-level customer support and software maintenance, implementation and practice management consulting, and classroom training. For more information, visit Deltek at www.deltek.com, or call 800/456-2009 in the U.S., or +44(0) 20 7518 5010 in the U.K.

(C) 2002 DELTEK SYSTEMS, INC. ALL REFERENCED TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

DELTEK CONTACT INFORMATION:

   - DELTEK PUBLIC RELATIONS: Allen Farber, Press Officer, 800/456-2009, ext. 4544; Cell: 703/598-3585; afarber@deltek.com.

   - DELTEK INVESTOR RELATIONS: Babette J. Aller, Investor Relations Manager, 800/456-2009, ext. 4444; baller@deltek.com.